Exhibit 19.1

INSIDER TRADING POLICY

1.0PURPOSE
1.1.	The purpose of this Insider Trading Policy (“Policy”) is to help ensure that Federal and state securities laws, which prohibit the purchasing or selling of securities on the basis of material nonpublic information and from tipping material nonpublic information to others, is properly followed and abided by. Severe sanctions can be imposed on individuals who violate these laws. In addition, the Securities and Exchange Commission (“SEC”) has the authority to impose large fines on PTC Therapeutics, Inc. (together with its subsidiaries, the “Company”) and on the members (“Directors”) of its Board of Directors (the “Board”), its executive officers and its controlling stockholders if the Company’s employees, consultants or contractors (“Employees”) or any of its Agents engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).
1.2.	This Policy is being adopted in light of these legal requirements, and with the goal of helping:
●	prevent inadvertent violations of the insider trading laws;
●	avoid proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
●	promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by the Company insiders;
●	avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
●	protect the Company from controlling person liability; and
●	protect the reputation of the Company, its Directors and its Employees
2.0SCOPE
2.1.	This Policy applies to family members and certain other persons and entities with whom the Company, Directors, Employees and its Agents have relationships. While the provisions of this Policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.
2.2.	This Policy prohibits the purchasing or selling of securities on the basis of material nonpublic information and from tipping material nonpublic information to others.
2.2.1.	Information concerning the Company is considered material if there is a substantial likelihood that a reasonable shareholder would consider the information important in making a decision to buy or sell the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable shareholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

●	the Company’s revenues or earnings;
●	a significant merger or acquisition involving the Company;
●	a significant change in management or the Board of the Company;
●	the Company’s decision to commence or terminate the payment of cash dividends;
●	the public or private sale of a significant amount of securities of the Company;
●	the establishment of a program to repurchase securities of the Company;
●	a stock split;
●	a default on outstanding debt or preferred stock of the Company or a bankruptcy filing;
●	a new product release or a significant development, invention or discovery;
●	information concerning upcoming Food and Drug Administration (“FDA”) actions or other significant regulatory developments, including significant new clinical trial results or a significant product recall;
●	a significant licensing or collaboration agreement or serious discussions regarding such an agreement;
●	the loss, delay or gain of a significant contract, sale or order or other important development regarding customers or suppliers;
●	a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon; or
●	a change in or dispute with the Company’s independent auditor.
2.2.1.1.	This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.
2.2.1.2.	Information will be considered nonpublic unless (1) the information has been disseminated to the public (for example, disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), or through a news wire service, or on webcast meetings or conference calls open to the public with adequate advanced notice), and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.
2.3.	Section 3.1 – 3.6 applies to all “Covered Persons” defined as:
●	all Directors;
●	all Employees of the Company;
●	all persons who sit on the governing body of a direct or indirect subsidiary of the Company (each, a “Subsidiary Director”);
●	any other person associated with the Company, including, but not limited to, advisors, attorneys, accountants, or others, who the Chief Legal Officer determines should be covered by this insider trading policy; and
●	all family members of any of the above persons who share the same address as, or are financially dependent on, any of the above persons and any other person who shares the same address as any of the above persons (other than (x) an employee or tenant of any of the above persons or (y) another unrelated person whom the Chief Legal Officer determines should not be covered by this policy) (each, a “Shared Address Individual”);

●	all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities (each, a “Controlled Entity”).
3.0Policy
3.1.	Prohibition on Trading While Aware of Material Nonpublic Information.
3.1.1.	Prohibited Activities. Except as provided in Section 3.1.2 no Covered Person may:
●	purchase, sell or donate any securities of the Company while aware of any material nonpublic information concerning the Company, or recommend to another person that they do so;
●	purchase, sell or donate any securities of another company (i) with which the Company does business or (ii) that is involved in a potential transaction or business relationship with the Company (in either case, a “Relevant Business Partner”), or recommend to another person that they do so, while aware of any material nonpublic information concerning the Relevant Business Partner and which material nonpublic information was learned in the course of service to the Company; or
●	tip or otherwise disclose to any other person any material nonpublic information concerning the Company or a Relevant Business Partner, if it is reasonably foreseeable that such person may misuse that information, such as by purchasing, selling or donating Company or Relevant Business Partner securities or tipping that information to others.
3.1.2.	Exceptions. The prohibitions in Sections 3.1.1 and 3.2 on purchases, sales and donations of Company securities do not apply to:
●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Covered Person is aware of material nonpublic information or during an applicable Blackout Period (as defined in Section 3.2.2);
●	acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while the Covered Person is aware of material nonpublic information or during an applicable Blackout Period;
●	other purchases of securities from the Company (including purchases under any employee stock purchase plan of the Company) or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above;
●	bona fide gifts that are approved in advance by the Company and upon which the person making the gift has no reason to believe that the recipient intends to dispose of the securities while the Covered Person is aware of material nonpublic information or during a Blackout Period; and
●	purchases, sales or donations made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule

10b5-1(c) of the Exchange Act (“Rule 10b5-1”), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) of the Exchange Act (a “Trading Plan”); provided such Trading Plan: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.

3.1.3.	Application of Policy After Cessation of Service.
3.1.3.1.	If a person ceases to be a Covered Person under this insider trading policy while in possession of material nonpublic information concerning the Company or a Relevant Business Partner, the prohibition on purchases, sales or donations of Company or Relevant Business Partner securities in Section 3.1.1 shall continue to apply to such person until that information has become public or is no longer material.
3.1.3.2.	If a person ceases to be a Covered Person under this insider trading policy during an applicable Blackout Period as described in Section 3.2, then Section 3.2’s additional prohibition on purchases, sales or donations of Company securities shall continue to apply to such person for the earlier of (i) 30 days after the date that person ceases to be a Covered Person or (ii) when such Blackout Period has ended. The 30-day continuation period for Blackout Periods may be waived or adjusted at the discretion of the Chief Legal Officer or Chief Financial Officer.
3.2.	Blackout Periods.
3.2.1.	Quarterly Blackout Periods. During the period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “Quarterly Blackout Period”), except as provided in Section 3.1.2, the following persons may not purchase, sell or donate any securities of the Company:
●	any Director;
●	any employee of the Company with a title of “Executive Director” or above;
●	any Covered Person directly involved in the preparation of the Company’s periodic financial reports;
●	any Covered Person that may be designated from time-to-time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, Global Controller or the Chief Legal Officer as being subject to the Quarterly Blackout Period, either on an ongoing basis or for a specific Quarterly Blackout Period;
●	any Subsidiary Director;
●	any Shared Address Individual with respect to the foregoing persons; and
●	any Controlled Entities with respect to the above persons.
3.2.2.	Corporate News Blackout Periods. The Company may from time to time notify Directors, executive officers and other specified Covered Persons that an additional Blackout Period (a “Corporate News Blackout Period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 3.1.2, no such individual, Shared Address Individual with respect to such individual or Controlled Entity with respect to such individual may purchase, sell or donate any securities of the Company during such Corporate News Blackout Period or inform anyone else that a Corporate News Blackout Period is in effect. In this policy, Quarterly Blackout Periods and Corporate News Blackout

Periods are each referred to as a “Blackout Period.”

3.3.	Prohibition on Pledges. No Covered Person may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a Covered Person wishes to pledge Company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Covered Person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Financial Officer or the Chief Legal Officer.
3.4.	Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No Covered Person may engage in any of the following types of transactions:
●	short sales of Company securities, including short sales “against the box”;
●	purchases or sales of puts, calls or other derivative securities based on the Company’s securities; or
●	purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
3.5.	Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
3.6.	Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
3.7.	Additional Prohibitions
3.7.1.	Pre-Clearance Persons. This Section 3.7 applies to all “Pre-Clearance Persons” defined as:
●	all Directors;
●	all executive officers;
●	any Covered Person who is an employee of the Company with a title “Senior Vice President” or above;
●	any Covered Person that may be designated from time-to-time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer as being subject to this Section 3.7;
●	any Shared Address Individual with respect to the above persons; and
●	any Controlled Entities with respect to the above persons.
3.7.2.	Notice and Pre-Clearance of Transactions.
3.7.2.1.	Transaction Pre-Clearance. No Pre-Clearance Person may purchase or sell or otherwise acquire or dispose of securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 3.1.2, unless such person pre-clears the transaction with either the Chief Financial Officer or the Chief Legal Officer. A request for pre-clearance shall be made in writing (including by e-mail); should be made at least one full business day in advance of the proposed transaction; and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, and the number of shares or options to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Legal Officer) that the transacting entity is not aware of material nonpublic information about the Company. The Chief Financial Officer and the Chief Legal Officer shall have sole discretion to decide whether to clear any contemplated transaction. (The Chief Legal Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer, and the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer.) All transactions that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted in writing by the Chief Legal Officer or the Chief Financial Officer. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed. In all cases, the responsibility for determining whether a Covered Person is in possession of material nonpublic information rests with that person, and any action on the part of the Company, the Chief Financial Officer, the Chief Legal Officer, or any other employee or director pursuant to this Insider Trading Policy, does not constitute legal advice or insulate such person from liability under relevant securities laws.

3.7.2.2.	Post-Transaction Notice. Each Pre-Clearance Person who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Financial Officer or the Chief Legal Officer (or, in either case, his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification must be in writing (including by e-mail) and should include the identity of the Pre-Clearance Person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended to either satisfy the affirmative conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).
3.7.2.3.	Deemed Time of a Transaction. For purposes of this Section 3.7.2, a purchase, sale or other acquisition or disposition shall be deemed to be effected at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
3.8.	Regulation BTR

3.8.1.	If the Company is required to impose a “pension fund blackout period” under Regulation Blackout Trading Restriction (“Regulation BTR"), each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.
3.9.	Penalties for Violation
3.9.1.	Violation of any of the foregoing rules in this Section 3 is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or being imprisoned.
3.10.	Company Assistance and Education
3.10.1.	Education. The Company shall take reasonable steps designed to ensure that all Directors and Employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
3.10.2.	Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
3.10.3.	Limitation on Liability. None of the Company, the Chief Financial Officer, the Chief Legal Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 3.3, a request for pre-clearance submitted pursuant to Section 3.7.2.1, or a Trading Plan submitted pursuant to Section 3.1.2. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.7.2.1 or review of a Trading Plan pursuant to Section 3.1.2, none of the Company, the Chief Financial Officer, the Chief Legal Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction or Trading Plan to the person engaging in or adopting such transaction or Trading Plan.
3.10.4.	Designation of Brokers. The Company shall have the authority to require that any trading in Company securities by any Covered Persons as defined under Section 2.3 occur only through brokers pre-approved by the Chief Financial Officer or the Chief Legal Officer.
4.0compliance and record keeping
4.1.	Compliance
4.1.1.	All PTC Employees and Agents acting on PTC’s behalf are responsible for conducting themselves in a manner consistent with this Policy. Any Employee or Agent who engages a third party to act on its behalf shall ensure that such third party fully complies with this Policy. Supervisors and managers are responsible for reviewing and understanding this Policy as it applies to their Employees and Agents. Failure to comply with this Policy may subject an Employee to disciplinary action, up to and including termination. Any Agent who fails to follow this Policy may be subject to termination of contract/assignment. Any Employee or

Agent who becomes aware of an actual or potential violation of this or any PTC policy must promptly report it to his or her manager, and/or one of the following PTC departments: Compliance, Legal, Human Resources, or PTC’s Confidential and Anonymous Hotline via www.ptcbio.ethicspoint.com . PTC follows a policy of non-retaliation and no Employee or Agent will be subject to retaliatory action for reporting in good faith a suspected violation of this Policy.

4.1.2.	Any exception to this Policy must be approved in advance, in writing, by the Executive Vice President and Chief Legal Officer or the Senior Vice President, Chief Compliance and Risk Officer. If you have any questions or concerns regarding this Policy or its application, please seek guidance from your manager, the Compliance Department or Legal Department.
4.2.	Record Keeping

The Legal Department is responsible for all aspects of this Policy.

5.0DEFINITION(S)

Term	Definition
Agent	Any contractors, consultants, vendors, and any other third-parties acting under their control on behalf of the Company.